Exhibit 99.1

FIRST AMERICAN FINANCIAL REPORTS THIRD QUARTER 2014 RESULTS

—Reports Earnings of 74 Cents per Diluted Share—

SANTA ANA, Calif., Oct. 23, 2014 – First American Financial Corporation (NYSE: FAF), a leading global provider of title insurance, settlement services and risk solutions for real estate transactions, today announced financial results for the third quarter ended Sept. 30, 2014.

Current Quarter Highlights

•	Total revenue of $1.3 billion, down 3 percent compared with last year

•	Direct title orders closed down 20 percent, driven by a decline in refinance orders

•	Average revenue per direct title order closed up 20 percent

•	Title Insurance and Services segment pretax margin of 10.4 percent

•	Commercial revenue of $149.0 million, up 7 percent compared with last year

•	Specialty Insurance segment total revenue up 10 percent, with a pretax margin of 11.0 percent

•	Debt-to-capital ratio of 14.9 percent as of Sept. 30, 2014

Selected Financial Information

($ in millions, except per share data)

	For the Three Months Ended Sept 30
	2014	2013
Total revenue	$1,259.7	$1,301.0
Income before taxes	116.0	107.0

Net income	$80.7	$63.9
Net income per diluted share	0.74	0.59

Total revenue for the third quarter of 2014 was $1.3 billion, a decline of 3 percent relative to the third quarter of 2013. Net income in the current quarter was $80.7 million, or 74 cents per diluted share, compared with net income of $63.9 million, or 59 cents per diluted share, in the third quarter of 2013. The current quarter results include net realized investment gains of $14.4 million, or 9 cents per diluted share, compared with net realized investment losses of $7.0 million, or 4 cents per diluted share, in the same quarter of last year. The current quarter also benefited from a 30 percent tax rate, primarily due to a lower effective foreign tax rate and certain non-recurring tax benefits.

“A continued emphasis on operating efficiency, coupled with seasonal strength in the purchase and commercial markets, had a favorable impact on the title segment’s results,” said Dennis J. Gilmore, chief executive officer at First American Financial Corporation. “In addition, the specialty insurance segment continued its strong performance driven by the home warranty business.

“We continue to adjust our cost structure ahead of the normal seasonal slowdown in the residential purchase market. Expectations for a traditionally strong commercial market during the fourth quarter, along with the recent surge in refinance activity, should help soften the seasonal decline in earnings. Looking forward, we continue our focus on delivering innovative, industry-leading solutions to our customers.”

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First American Financial Reports Third Quarter 2014 Results

Title Insurance and Services

($ in millions, except average revenue per order)

	For the Three Months Ended Sept 30
	2014	2013
Total revenue	$1,165.8	$1,212.9

Income before taxes	$121.0	$125.0
Pretax margin	10.4%	10.3%

Direct open orders	297,500	316,000
Direct closed orders	217,400	273,400

U.S. Commercial
Total revenue	$149.0	$139.5
Open orders	31,000	30,500
Closed orders	19,700	20,200
Average revenue per order	$7,600	$6,900

Total revenue for the Title Insurance and Services segment was $1.2 billion, a 4 percent decline from the same quarter of 2013. Direct premiums and escrow fees were down 3 percent from the third quarter of 2013, driven by a 20 percent decline in the number of direct title orders closed in the quarter, largely offset by a 20 percent increase in the revenue per direct title order to $1,926. The increase in revenue per direct title order closed was primarily attributable to a shift in the title order mix to higher-premium purchase and commercial transactions. In addition, the average fee per order for purchase and commercial transactions increased by 8 percent and 10 percent, respectively, during the third quarter. Agent premiums were down by 10 percent in the current quarter, which is consistent with the 13 percent decline in direct premiums experienced in the previous quarter, reflecting the typical reporting lag of approximately one quarter.

Information and other revenue was $160.6 million this quarter, up 1 percent compared with the same quarter of last year. The increase was driven by the impact of the recent Interthinx acquisition, offset by lower demand for the company’s default information products as a result of the decline in loss mitigation and foreclosure activity during the quarter.

Investment income was $22.0 million in the third quarter, down 1 percent from the third quarter of 2013. The decline was primarily related to lower earnings from investments accounted for using the equity method, partly offset by higher interest income from the investment portfolio. Net realized investment gains totaled $12.8 million in the current quarter, compared with losses of $5.5 million in the third quarter of 2013.

Personnel costs were $345.8 million in the third quarter, a decline of $5.2 million, or 1 percent, compared with the same quarter of 2013. Excluding the $10.8 million impact of recent acquisitions, personnel costs declined by $16.0 million, or 5 percent. This decline was primarily attributable to lower salary, overtime, incentive compensation and severance costs in the current quarter.

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First American Financial Reports Third Quarter 2014 Results

Other operating expenses were $202.4 million in the third quarter, down $2.4 million, or 1 percent, compared with the third quarter of 2013. Excluding the $8.5 million impact of recent acquisitions, other operating costs declined by $10.9 million, or 5 percent. This decrease was primarily due to lower production-related expenses and temporary labor costs driven by the decline in order volumes in the current quarter.

The provision for policy losses and other claims was $65.1 million in the third quarter, or 6.7 percent of title premiums and escrow fees, an increase of $4.6 million compared with the same quarter of the prior year. The current quarter rate reflects an ultimate loss rate of 6.0 percent for the current policy year and a $6.8 million net increase in the loss reserve estimates for prior policy years.

Pretax income for the Title Insurance and Services segment was $121.0 million in the third quarter, compared with $125.0 million in the third quarter of 2013. Pretax margin was 10.4 percent in the current quarter, compared with 10.3 percent last year.

Specialty Insurance

($ in millions)

	For the Three Months Ended Sept 30
	2014	2013
Total revenue	$94.9	$86.1

Income before taxes	$10.4	$4.0
Pretax margin	11.0%	4.7%

Total revenue for the Specialty Insurance segment was $94.9 million in the third quarter of 2014, an increase of 10 percent compared with the third quarter of 2013. The increase in revenue was primarily driven by higher premiums earned in both the home warranty and property and casualty business lines. In addition, net realized investment gains in the current quarter were $1.6 million, compared with losses of $1.5 million in same quarter last year. The overall loss ratio in the Specialty Insurance segment was 60 percent in the current quarter, compared with a 64 percent loss ratio in the prior year. The improvement in the loss ratio was driven by a significant decline in weather-related claims in the home warranty business. As a result, the pretax margin in the current quarter increased to 11.0 percent from 4.7 percent in the third quarter of 2013.

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First American Financial Reports Third Quarter 2014 Results

Teleconference/Webcast

First American’s third quarter 2014 results will be discussed in more detail on Thursday, Oct. 23, 2014, at 11 a.m. EDT, via teleconference. The toll-free dial-in number is 877-407-8293. Callers from outside the United States may dial 201-689-8349.

The live audio webcast of the call will be available on First American’s website at www.firstam.com/investor. An audio replay of the conference call will be available through Nov. 11, 2014, by dialing 201-612-7415 and using the conference ID 13592885. An audio archive of the call will also be available on First American’s investor website.

About First American

First American Financial Corporation (NYSE: FAF) is a leading provider of title insurance, settlement services and risk solutions for real estate transactions that traces its heritage back to 1889. First American also provides title plant management services; title and other real property records and images; valuation products and services; home warranty products; property and casualty insurance; and banking, trust and investment advisory services. With revenues of $5.0 billion in 2013, the company offers its products and services directly and through its agents throughout the United States and abroad. More information about the company can be found at www.firstam.com.

Website Disclosure

First American posts information of interest to investors at www.firstam.com/investor. This includes opened and closed title insurance order counts for its direct title insurance operations, which are posted approximately 12 days after the end of each month.

Forward-Looking Statements

Certain statements made in this press release and the related management commentary and responses to investor questions, including but not limited to those related to expense management; the outlook for the residential purchase market, the commercial market, and the refinance market; seasonal impacts on earnings; the effects of Federal Housing Finance Agency and other regulatory actions on the availability of credit and the recovery of the housing market; and improvement in the company’s tax rate, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may contain the words “believe,” “anticipate,” “expect,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include: interest rate fluctuations; changes in the performance of the real estate markets; volatility in the capital markets; unfavorable economic conditions; impairments in the company’s goodwill or other intangible assets; failures at financial institutions where the company deposits funds; changes in applicable government regulations; heightened scrutiny by legislators and regulators of the company’s title insurance and services segment and certain other of the company’s businesses; regulation of title insurance rates; reform of government-sponsored mortgage enterprises; limitations on access to public records and other data; product migration; changes in relationships with large mortgage lenders and government-sponsored enterprises; changes in measures of the strength of the company’s title insurance underwriters, including ratings and statutory capital and surplus; losses in the company’s investment portfolio; expenses of and funding obligations to the pension plan; material variance between actual and expected claims experience; defalcations, increased claims or other costs and expenses attributable to the company’s use of title agents; systems interruptions

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First American Financial Reports Third Quarter 2014 Results

and intrusions, wire transfer errors or unauthorized data disclosures; inability to realize the benefits of the company’s offshore strategy; inability of the company’s subsidiaries to pay dividends or repay funds; challenges and adverse effects arising from acquisitions and other factors described in the company’s quarterly report on Form 10-Q for the quarter ended June 30, 2014, as filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Use of Non-GAAP Financial Measures

This news release and related management commentary contain certain financial measures that are not presented in accordance with generally accepted accounting principles (GAAP), including personnel and other operating expense ratios, adjusted personnel costs and adjusted other operating costs. The company is presenting these non-GAAP financial measures because they provide the company’s management and investors with additional insight into the operational efficiency and performance of the company relative to earlier periods and relative to the company’s competitors. The company does not intend for these non-GAAP financial measures to be a substitute for any GAAP financial information. In this news release, these non-GAAP financial measures have been presented with, and reconciled to, the most directly comparable GAAP financial measures. Investors should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures.

Media Contact:	Investor Contact:
Marcus Ginnaty	Craig Barberio
Corporate Communications	Investor Relations
First American Financial Corporation	First American Financial Corporation
714-250-3298	714-250-5214

(Additional Financial Data Follows)

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First American Financial Reports Third Quarter 2014 Results

First American Financial Corporation

Summary of Consolidated Financial Results and Selected Information

(in thousands, except per share amounts and title orders)

(unaudited)

	For the Three Months Ended September 30		For the Nine Months Ended September 30
	2014	2013	2014	2013

Total revenues	$1,259,730	$1,300,978	$3,422,498	$3,736,205

Income before income taxes	$115,952	$107,045	$227,663	$225,861
Income tax expense	35,015	42,950	74,186	90,586

Net income	80,937	64,095	153,477	135,275
Less: Net income attributable to noncontrolling interests	232	205	454	535

Net income attributable to the Company	$80,705	$63,890	$153,023	$134,740

Net income per share attributable to stockholders:
Basic	$0.75	$0.60	$1.43	$1.25
Diluted	$0.74	$0.59	$1.41	$1.23

Cash dividends declared per share	$0.24	$0.12	$0.60	$0.36

Weighted average common shares outstanding:
Basic	107,136	106,437	106,727	107,400
Diluted	108,863	108,437	108,546	109,490

Selected Title Information

Title orders opened	297,500	316,000	886,900	1,114,100

Title orders closed	217,400	273,400	611,700	886,100

Paid title claims	$57,160	$68,525	$204,556	$209,010

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First American Financial Reports Third Quarter 2014 Results

First American Financial Corporation

Selected Balance Sheet Information

(in thousands)

(unaudited)

	September 30, 2014	December 31, 2013

Cash and cash equivalents	$1,203,873	$834,837
Investments	3,692,779	3,385,328
Goodwill and other intangible assets, net	1,016,889	892,373
Total assets	7,388,215	6,559,183
Reserve for claim losses	1,011,344	1,018,365
Notes and contracts payable	450,928	310,285
Total stockholders’ equity	$2,578,085	$2,453,049

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First American Financial Reports Third Quarter 2014 Results

First American Financial Corporation

Segment Information

(in thousands, unaudited)

For the Three Months Ended September 30, 2014	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
Revenues
Direct premiums and escrow fees	$564,396	$473,443	$90,953	$—
Agent premiums	496,887	496,887	—	—
Information and other	161,227	160,636	596	(5)
Investment income	22,828	22,048	1,734	(954)
Net realized investment gains(1)	14,392	12,821	1,571	—

	1,259,730	1,165,835	94,854	(959)

Expenses
Personnel costs	365,304	345,751	16,419	3,134
Premiums retained by agents	395,324	395,324	—	—
Other operating expenses	219,536	202,362	10,778	6,396
Provision for policy losses and other claims	119,390	65,073	54,317	—
Depreciation and amortization	24,127	21,879	1,210	1,038
Premium taxes	15,427	13,730	1,697	—
Interest	4,670	716	—	3,954

	1,143,778	1,044,835	84,421	14,522

Income (loss) before income taxes	$115,952	$121,000	$10,433	$(15,481)

For the Three Months Ended September 30, 2013	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
Revenues
Direct premiums and escrow fees	$573,116	$487,800	$85,316	$—
Agent premiums	549,052	549,052	—	—
Information and other	159,775	159,344	437	(6)
Investment income	26,001	22,234	1,829	1,938
Net realized investment losses(1)	(6,966)	(5,510)	(1,456)	—

	1,300,978	1,212,920	86,126	1,932

Expenses
Personnel costs	377,872	350,921	14,547	12,404
Premiums retained by agents	440,453	440,453	—	—
Other operating expenses	222,297	204,731	10,228	7,338
Provision for policy losses and other claims	114,952	60,480	54,472	—
Depreciation and amortization	18,554	16,495	1,239	820
Premium taxes	15,771	14,157	1,614	—
Interest	4,034	711	—	3,323

	1,193,933	1,087,948	82,100	23,885

Income (loss) before income taxes	$107,045	$124,972	$4,026	$(21,953)

(1)	Includes impairment losses recorded in earnings, except for impairments on investments accounted for under the equity method, which are recorded in investment income.

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First American Financial Reports Third Quarter 2014 Results

First American Financial Corporation

Segment Information

(in thousands, unaudited)

For the Nine Months Ended September 30, 2014	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
Revenues
Direct premiums and escrow fees	$1,529,391	$1,266,171	$263,220	$—
Agent premiums	1,341,020	1,341,020	—	—
Information and other	464,572	463,036	1,553	(17)
Investment income	64,254	57,082	5,305	1,867
Net realized investment gains (1)	23,261	19,249	3,101	911

	3,422,498	3,146,558	273,179	2,761

Expenses
Personnel costs	1,045,955	973,249	47,420	25,286
Premiums retained by agents	1,070,260	1,070,260	—	—
Other operating expenses	622,024	569,494	32,606	19,924
Provision for policy losses and other claims	337,739	188,378	149,361	—
Depreciation and amortization	63,879	57,416	3,787	2,676
Premium taxes	41,971	37,332	4,639	—
Interest	13,007	1,955	—	11,052

	3,194,835	2,898,084	237,813	58,938

Income (loss) before income taxes	$227,663	$248,474	$35,366	$(56,177)

For the Nine Months Ended September 30, 2013	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
Revenues
Direct premiums and escrow fees	$1,644,172	$1,399,702	$244,470	$—
Agent premiums	1,530,247	1,530,247	—	—
Information and other	483,430	482,197	1,251	(18)
Investment income	71,544	62,818	5,295	3,431
Net realized investment gains (1)	6,812	5,582	644	586

	3,736,205	3,480,546	251,660	3,999

Expenses
Personnel costs	1,087,139	1,007,810	43,783	35,546
Premiums retained by agents	1,224,020	1,224,020	—	—
Other operating expenses	660,408	609,575	30,306	20,527
Provision for policy losses and other claims	429,744	287,374	142,370	—
Depreciation and amortization	55,141	49,238	3,627	2,276
Premium taxes	42,683	38,329	4,354	—
Interest	11,209	1,920	—	9,289

	3,510,344	3,218,266	224,440	67,638

Income (loss) before income taxes	$225,861	$262,280	$27,220	$(63,639)

(1)	Includes impairment losses recorded in earnings, except for impairments on investments accounted for under the equity method, which are recorded in investment income.

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First American Financial Reports Third Quarter 2014 Results

First American Financial Corporation

Expense Ratio Reconciliation

Title Insurance and Services Segment

($ in thousands, unaudited)

	For the Three Months Ended September 30		For the Nine Months Ended September 30
	2014	2013	2014	2013

Total revenues	$1,165,835	$1,212,920	$3,146,558	$3,480,546
Less: Net realized investment gains (losses) (1)	12,821	(5,510)	19,249	5,582
Investment income	22,048	22,234	57,082	62,818
Premiums retained by agents	395,324	440,453	1,070,260	1,224,020

Net operating revenues	$735,642	$755,743	$1,999,967	$2,188,126

Personnel and other operating expenses	$548,113	$555,652	$1,542,743	$1,617,385
Ratio (% net operating revenues)	74.5%	73.5%	77.1%	73.9%
Ratio (% total revenues)	47.0%	45.8%	49.0%	46.5%

(1)	Includes impairment losses recorded in earnings, except for impairments on investments accounted for under the equity method, which are recorded in investment income.

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First American Financial Reports Third Quarter 2014 Results

First American Financial Corporation

Supplemental Direct Title Order Information

(unaudited)

	Q314	Q214	Q114	Q413	Q313
Open Orders per Day
Purchase	2,033	2,189	1,892	1,626	2,054
Refinance	1,521	1,554	1,397	1,462	1,628
Refinance as % of residential orders	43%	42%	42%	47%	44%

Commercial	485	528	475	480	477
Other[1]	609	701	682	726	779

Total open orders per day	4,648	4,972	4,446	4,294	4,938

Closed Orders per Day
Purchase	1,573	1,579	1,217	1,383	1,657
Refinance	1,113	983	907	1,096	1,645
Refinance as % of residential orders	41%	38%	43%	44%	50%

Commercial	308	306	290	331	316
Other[1]	404	479	538	640	653

Total closed orders per day	3,397	3,347	2,952	3,449	4,272

Average Revenue per Order (ARPO)[2]
Purchase	$1,950	$1,918	$1,799	$1,829	$1,813
Refinance	857	812	813	819	807
Commercial	7,568	6,746	6,530	8,425	6,895
Other[1]	480	488	489	409	504

Total ARPO	$1,926	$1,830	$1,723	$1,878	$1,602

Business Days	64	64	61	63	64

(1)	Includes default and other orders
(2)	U.S. operations only

Totals may not foot due to rounding

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